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                                                                 Exhibit (10)(m)


                                    AGREEMENT


         This Agreement is entered into this 9th day of March, 1998 between Robert J. Bronchetti ("Bronchetti") and National Auto Credit, Inc., a Delaware corporation ("NAC"). Bronchetti has been employed by NAC, most recently as its President and Chief Executive Officer, and has been a member of the Board of Directors of NAC. Bronchetti and NAC have both determined that it is in their respective best interests to discontinue both the employment relationship between them and Bronchetti's membership on the Board of Directors of NAC upon the terms and subject to the conditions set forth in this Agreement.

         Now therefore, for and in consideration of the premises and intending to be legally bound, Bronchetti and NAC agree as follows:

         1. Termination of Employment and Board Membership. Effective immediately upon the execution of this Agreement by both parties, Bronchetti hereby resigns (a) as an employee of and as President and Chief Executive Officer of NAC and as an employee and officer of any and all subsidiaries of NAC, and (b) as a member of the Board of Directors of NAC and of any and all subsidiaries of NAC. From and after the effectiveness of these resignations, Bronchetti shall not be an employee, officer, or director of NAC or any subsidiary and shall not be required to perform any further services for or on behalf of NAC or any subsidiary.

         2. Consideration. As consideration for the execution of this Agreement by Bronchetti and his resignation as set forth in Section 1, NAC shall pay and provide to Bronchetti the following amounts and benefits:

         2.1 Severance Payment. NAC shall pay to Bronchetti his salary through March 14, 1998 by making the payment previously scheduled to be made on that date. In addition, NAC shall pay to Bronchetti the sum of $500,000 in equal monthly installments of $20,833.33 commencing with a first installment on April 1, 1998 and continuing through the 24th installment on March 1, 2000.

         2.2 Health and Life Insurance Coverage Continuation. NAC shall provide to Bronchetti, at NAC's sole cost and expense, health and life insurance coverage through March 9, 2000 with coverage and benefits (including family health coverage and benefits) at least as favorable as the coverage and benefits being provided to Bronchetti immediately before his resignation.

         2.3 Automobile. NAC shall provide Bronchetti with the use of an automobile through March 9, 2000 with all costs associated with the operation and use of the automobile borne by NAC, including, without limitation, all costs of registration, insurance, repairs, maintenance, fuel, and oil. The automobile so provided shall be the same automobile provided by NAC to Bronchetti immediately before his resignation except that, if that automobile must be replaced (due, for example, to mechanical failure or accident), the replacement automobile shall be a new automobile of the same make and model.



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         2.4 Club Dues. NAC shall pay all dues and assessments related to
         Bronchetti's membership in Lake Forest Country Club through March 9, 2000.


If Bronchetti dies before March 9, 2000, (a) any installments of the $500,000 provided for In Section 2.1 that had not been made before the date of his death shall be made to his estate, (b) the health insurance coverage referred to in
Section 2.2 shall be continued to his survivors through March 9, 2000, (c) the use of the automobile referred to in Section 2.3 shall be made available to his survivors through March 9, 2000, and (d) the dues and assessments referred to in
Section 2.4 shall continue to be paid through March 9, 2000.

         3. Indemnification. NAC shall indemnify Bronchetti, to the fullest extent permitted or authorized by the Delaware General Corporation Law as it may from time to time be amended, if Bronchetti is made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, the pending Securities and Exchange Commission investigation and any subsequent enforcement actions and the pending shareholder litigation), by reason of the fact that Bronchetti is or was a director, officer, or employee of NAC or any subsidiary of NAC. The indemnification provided by this Section 3 shall not be deemed exclusive of any other rights to which Bronchetti may be entitled under the articles of incorporation or the by-laws of NAC or of any subsidiary (which rights to indemnification under any such articles and/or by-laws NAC shall provide to Bronchetti to the fullest extent possible) or any agreement, vote of shareho1ders or disinterested directors, or otherwise, both as to action in Bronchetti's official capacity and as to action in another capacity while holding such office, and shall continue as to Bronchetti after Bronchetti has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of Bronchetti.

         4. Cooperation in Defense. NAC shall cooperate fully with Bronchetti, at NAC's sole cost and expense, in Bronchetti's defense of any threatened, pending, or completed action, suit, or proceeding of the type described in
Section 3. Bronchetti shall cooperate fully with NAC in NAC's defense of any threatened, pending, or completed action, suit, or proceeding of the type described in Section 3.

         5. Certain Expenses. Expenses (including attorney's fees) incurred by Bronchetti in defending any action, suit, or proceeding commenced or threatened against Bronchetti for any action or failure to act as an employee, officer, or director of NAC or a subsidiary (including any of the type described in Section
3) shall be paid by NAC, as they are incurred, in advance of final disposition of the action, suit, or proceeding, subject only to the undertaking regarding potential repayment of such expenses that Bronchetti has heretofore provided to NAC. The obligation of NAC to advance expenses provided for in this Section 5 shall not be deemed exclusive of any other rights to which Bronchetti may be entitled under the articles of incorporation or the by-laws of NAC (which obligation under any such articles and/or by-laws NAC shall fully honor) or any agreement, vote of shareholders or disinterested directors, or otherwise.

         6. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate. Except as provided in Section 7 with respect to noncompetition, NAC's obligation to make the


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payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that NAC or anyone claiming by or through NAC may have against Bronchetti. Bronchetti shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by Bronchetti as the result of employment by another employer or otherwise after Bronchetti's resignation.

         7. Noncompetition. If Bronchetti commences employment with a third party in the subprime auto finance business in competition with NAC before March 1, 2000, NAC's obligation to continue to pay installments to Bronchetti pursuant to Section 2.1 shall terminate as of the date Bronchetti so commences employment. Bronchetti shall not in any event be obligated to repay to NAC any installments paid by NAC to Bronchetti at any time before he so commences employment with such a third party.

         8. Validity. The Invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

         9. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Bronchetti and NAC. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement.

         IN WITNESS WHEREOF, NAC and Bronchetti have executed this Agreement, NAC by its duly authorized Chairman of the Board, on the date first written above.




                                    NATIONAL AUTO CREDIT, INC.


                                    BY   /s/ Sam J. Frankino
                                       -----------------------------------------
                                        Sam J. Frankino, Chairman of the Board




                                    /s/ Robert J. Bronchetti
                                    --------------------------------------------
                                    ROBERT J. BRONCHETTI




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